Exhibit A
JOINT FILING AGREEMENT
     The undersigned hereby agree that the Statement on Schedule 13D with respect to the Common Stock of Superior Offshore International, Inc., dated as of April 27, 2007, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.
Date: April 27, 2007

SCHAEFER HOLDINGS, LP
By:	Schaefer Holdings GP, LLC,
its general partner

By:	/s/ R. Joshua Koch, Jr.
R. Joshua Koch, Jr.
Manager

SCHAEFER HOLDINGS GP, LLC
By:	/s/ R. Joshua Koch, Jr.
R. Joshua Koch, Jr.
Manager

/s/ Louis E. Schaefer, Jr.
Louis E. Schaefer, Jr.

/s/ R. Joshua Koch, Jr.
R. Joshua Koch, Jr.